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Exhibit 4.10

STATION CASINOS, INC.

SECOND SUPPLEMENTAL INDENTURE

with respect to:
8 3/8% Senior Notes due 2008

THE BANK OF NEW YORK
Trustee

        SECOND SUPPLEMENTAL INDENTURE, dated as of March 17, 2004 (the "Supplemental Indenture") between Station Casinos, Inc., a corporation duly organized and existing under the laws of the State of Nevada (herein called the "Company"), having its principal office at 2411 Sahara Avenue, Las Vegas, Nevada, 89102, and The Bank of New York, as Trustee (herein called the "Trustee"), for the Company's 8 3/8% Senior Notes due 2008 (the "Securities").

        The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of February 13, 2001, as amended by that first supplemental indenture dated as of September 17, 2003 (the "Indenture"), under which the Securities in the aggregate principal amount $400,000,000 were issued and are outstanding. Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Indenture.

        In accordance with Section 9.02 of the Indenture, the Company has obtained the written consent of the Holders of a majority in principal amount of the Securities to certain amendments to such Indenture. The Company is authorized to enter into this Supplemental Indenture by a Board Resolution and simultaneously herewith the Trustee has received an Opinion of Counsel and an Officers' Certificate stating that the execution of this Supplemental Indenture is permitted by the Indenture and all conditions precedent under the Indenture have been satisfied.

        NOW, THEREFORE, for and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

        Section 1.1 Subject to the provisions of Section 2.1 hereof, (A) the following Sections of the Indenture are deleted in their entirety: Section 4.02—SEC Reports, Financial Reports; Section 4.05—Restricted Payments and Restricted Investments; Section 4.06—Limitation on Indebtedness; Section 4.07—Limitation on Capital Stock of Restricted Subsidiaries; Section 4.10—Investment Company Act; Section 4.11—Limitation on Transactions with Affiliates; Section 4.12—Change of Control and Rating Decline; Section 4.13—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries; Section 4.14—Limitation on Liens; Section 4.15—No Amendment to Subordination Provisions; Section 5.01—When Company may Merge, Etc.; and subsections (c)(e)(f)(i)(j) of Section 6.01—Events of Default and (B) the corresponding provisions of the Securities are deleted in their entirely.

ARTICLE TWO

        Section 2.1    Effective Date of This Supplemental Indenture.

        This Supplemental Indenture shall be effective as of the date first written above at and after such time as the consent payment (as provided for in the consent solicitation statement and any corresponding supplements with respect to this Supplemental Indenture) has been made to each consenting Holder.

        Section 2.2    Indenture Ratified.

        Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

        Section 2.3    Counterparts.

        This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

        Section 2.4    Trustee Not Responsible.

        The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

        Section 2.5    Definitions and Terms.

        Unless otherwise defined herein, all initially capitalized terms used herein shall have the meanings assigned to such terms in the Indenture.

        Section 2.6    Governing Law.

        This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

STATION CASINOS, INC.

By:	/s/ GLENN C. CHRISTENSON
Name:	Glenn C. Christenson
Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

THE BANK OF NEW YORK

By:	/s/ BARBARA A. BEVELAQUA
Name:	Barbara A. Bevelaqua
Title:	Vice President

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STATION CASINOS, INC. SECOND SUPPLEMENTAL INDENTURE